SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 8, 1998




                              DERMA SCIENCES, INC.
             (Exact name of registrant as specified in its charter)





      Pennsylvania                    1-31070                23-2328753
(State or other jurisdiction        (Commission            (IRS employer
    of incorporation)               File Number)        identification number)





                         214 Carnegie Center, Suite 100
                               Princeton, NJ 08540
                                 (609) 514-4744
                    (Address including zip code and telephone
                     number, of principal executive offices)




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ITEM 5. OTHER  EVENTS

        On July 13, 1998, the Registrant announced the execution of a nonbinding letter of intent to purchase all of the issued and outstanding capital stock of Sunshine Products, Inc. ("Sunshine") for $1.2 million in cash. In addition, the Registrant would grant to Sunshine stockholders options to purchase a total of 75,000 shares of the Registrant's common stock at the market value thereof on the grant date and would satisfy Sunshine's indebtedness to its stockholders in the aggregate amount of approximately $25,000. Among other items, closing of the purchase is conditioned upon: (1) release of Sunshine stockholders from personal guarantees of Sunshine corporate loans, (2) execution of mutually satisfactory executive employment agreements between Sunshine stockholders and the Registrant, (3) execution of a definitive purchase agreement, (4) successful completion of due diligence examinations by the Registrant, (5) successful completion of audits of the financial statements of Sunshine, and (6) approval of the purchase by the board of directors of the Registrant. The letter of intent, attached hereto as Exhibit 10, is incorporated herein by reference.

         Sunshine is a manufacturer and marketer of general purpose and specialized skincare products for hospitals, nursing homes and other institutional facilities. Sunshine also manufactures private label cosmetic, skincare and specialty products in accordance with customer specifications. The Sunshine product line includes body washes, shampoos, an incontinent wash, a moisture barrier ointment, skin moisturizers and lotions, over-the-counter hand washes and sanitizers and a hard surface disinfectant. Unaudited Sunshine revenues for calendar years 1993 through 1997 were $1,894,676, $2,120,262, $2,325,338, $2,435,212 and $2,839,794, respectively.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Not applicable
     (b) Not applicable
     (c) Exhibits:

         10.01 - Letter of Intent between Registrant and Sunshine Products, Inc.

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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   DERMA SCIENCES, INC.


Date:  July 13, 1998               By:/s/  Stephen T. Wills
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                                      Stephen T. Wills, CPA, MST
                                      Vice President and Chief Financial Officer


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